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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

         (New Orleans - March 8, 2002) - On March 6, 2002 Harrah's Entertainment, Inc. stated in a filing with the Securities and Exchange Commission that it has nominated two directors for consideration at the annual meeting of shareholders of JCC Holding Company scheduled for April 25, 2002. One proposed nominee is Philip G. Satre, Chairman and CEO of Harrah's Entertainment and a current director of JCC Holding Company; the other is Charles C. Teamer, Sr., a New Orleans banker with no previous service on the board of directors of JCC Holding Company. JCC Holding Company, a New Orleans based company, owns the New Orleans land based Casino, which is operated by Harrah's Entertainment, a Las Vegas based company, under a management contract.

         After the second bankruptcy of JCC Holding Company, the parties in interest all agreed that in exchange for the large forgiveness of debt by certain creditors of JCC, the board of directors would be selected to assure careful and consistent review of all of the shareholders' and creditors' interests. Pursuant to the Plan of Reorganization approved by the Bankruptcy Court and the Amended Certificate of Incorporation and bylaws, the JCC Holding Company board of directors, for a period of three years, is to consist of three members appointed by Harrah's Entertainment and four independent members selected by the various creditors.

         Paul D. Debban, President and director of JCC Holding Company, announced today that Harrah's attempt to nominate two directors is a clear violation of JCC Holding Company's Corporate Governance Documents and the Plan of Reorganization approved by the U.S. Bankruptcy Court for the Eastern District of Louisiana on March 29, 2001. Mr. Debban stated, on behalf of the independent directors of JCC Holding Company, that they would welcome Mr. Teamer to the board as a nominee and representative of Harrah's; however, Mr. Teamer would have to be nominated by Harrah's in place of Mr. Satre to fill the Harrah's vacancy.

         Mr. Debban expressed his surprise and regret at the proposed actions of Harrah's Entertainment to attempt to realign the board of directors of JCC Holding Company in violation of the agreement that gave rise to the JCC reorganization. "These actions undermine JCC's approved plan of reorganization and the corporate governance documents resulting from that plan," said Debban. While Harrah's owns approximately 49% percent of the Company and has an agreement to manage the Casino, Mr. Debban emphasized the importance of protecting and enhancing shareholder value for all shareholders and enforcing the reorganization agreement.

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Contact: Mark Romig
(504) 581-7195, ext. 211